Exhibit 12.1
McMoRan Exploration Co.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In Thousands)
Computation of Ratio of Earnings
to Fixed Charges:

	Nine Months
	Ended
	September 30,	Years Ended December 31,
	2010	2009	2008	2007		2006	2005
Loss from Continuing Operations [a]	(86,316)	(204,889)	(211,198)	(63,561)		(44,716)	(31,470)
ADD:
(Benefit) Provision for Income Taxes	—	(2,445)	2,508	—		—	—
Interest Expense	29,096	42,943	50,890	66,366		10,203	15,282
Rental Expense Factor	391	598	387	248		41	60

Earnings Available For Fixed Charges	(56,829)	(163,793)	(157,413)	3,053		(34,472)	(16,128)

Interest Expense	29,096	42,943	50,890	66,366		10,203	15,282
Capitalized Interest	6,090	3,929	5,001	6,361		5,260	2,121
Rental Expense Factor	391	598	387	248		41	60

Fixed Charges	35,577	47,470	56,278	72,975		15,504	17,463

Ratio of Earnings to Fixed Charges	- [b]	- [b]	- [b]	-	[b]	- [b]	- [b]
Computation of Ratio of Earnings
to Fixed Charges and Preferred Dividends:

	2010	2009	2008	2007		2006	2005
Loss from Continuing Operations [a]	(86,316)	(204,889)	(211,198)	(63,561)		(44,716)	(31,470)
ADD:
(Benefit) Provision for Income Taxes	—	(2,445)	2,508	—		—	—
Interest Expense	29,096	42,943	50,890	66,366		10,203	15,282
Rental Expense Factor	391	598	387	248		41	60

Earnings Available For Fixed Charges and Preferred Dividends	(56,829)	(163,793)	(157,413)	3,053		(34,472)	(16,128)

Interest Expense	29,096	42,943	50,890	66,366		10,203	15,282
Capitalized Interest	6,090	3,929	5,001	6,361		5,260	2,121
Preferred dividends [c]	22,583	14,332	22,286	3,367		1,494	1,503
Rental Expense Factor	391	598	387	248		41	60

Fixed Charges and Preferred Dividends	58,160	61,802	78,564	76,342		16,998	18,966

Ratio of earnings to fixed charges and preferred dividends	- [d]	- [d]	- [d]	-	[d]	- [d]	- [d]

a.	Loss represents our continuing oil and gas operations.

b.	We sustained a net loss from continuing operations of $86.3 million for the nine months ended September 30, 2010, $204.9 million in 2009, $211.2 million in 2008, $44.7 million in 2006 and $31.5 million in 2005. These losses were inadequate to cover our fixed charges of $35.6 million in the nine months ended September 30, 2010, $47.5 million in 2009, $56.3 million in 2008, $15.5 million in 2006 and $17.5 million in 2005. Our earnings available for fixed charges for 2007 were insufficient to cover our fixed charges by $69.9 million.

c.	Preferred dividends associated with McMoRan’s 8% convertible perpetual preferred stock, 6 3/4% mandatory convertible preferred stock and 5% mandatorily redeemable convertible preferred stock.

d.	We sustained a net loss from continuing operations of $86.3 million for the nine months ended September 30, 2010, $204.9 million in 2009, $211.2 million in 2008, $44.7 million in 2006 and $31.5 million in 2005. These losses were inadequate to cover our fixed charges and preferred dividends of $58.2 million in the nine months ended September 30, 2010, $61.8 million in 2009, $78.6 million in 2008, $17.0 million in 2006 and $19.0 million in 2005. In 2007, our earnings available for fixed charges and preferred dividends were insufficient to cover our fixed charges and preferred dividends by $73.3 million.